Exhibit 5.1

VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET
HOUSTON, TEXAS 77002-6760
TELEPHONE (713) 758-2222
FAX (713) 758-2346
www.velaw.com

January 18, 2005

Newfield Exploration Company
363 North Sam Houston Parkway East
Suite 2020
Houston, Texas 77060

Ladies and Gentlemen:

     We acted as counsel to Newfield Exploration Company, a Delaware Corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), to register the Company’s offer to exchange (the “Exchange Offer”) $325,000,000 aggregate principal amount of its 6 3/8% Senior Subordinated Notes due 2014 (the “Old Notes”) for new notes bearing substantially identical terms and in like principal amount (the “New Notes”). The Old Notes and the New Notes are collectively referred to herein as the “Notes.” The Old Notes were issued, and the New Notes will be issued, under the Subordinated Indenture dated as of December 10, 2001 as supplemented by the Second Supplemental Indenture dated as of August 18, 2004 between the Company and Wachovia Bank, National Association, as Trustee (collectively, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Indenture and (c) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

     Based on the foregoing, we are of the opinion that:

     (1) When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, such New Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

     (2) We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “Federal Income Tax Considerations” are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of Old Notes for New Notes in the Exchange Offer.

     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Validity of the New Notes.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.